UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

National Holdings Corporation

(Name of Issuer)

Common Stock

(Title of Class of Securities)

636375206

(CUSIP Number)

December 31, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 636375206

1.	Names of reporting person I.R.S. Identification Nos. of above person RMB Capital Holdings, LLC 45-2624924
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Delaware Limited Liability Company
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: None
	6.	Shared voting power: 776,858
	7.	Sole dispositive power: None
	8.	Shared dispositive power: 776,858
9.	Aggregate amount beneficially owned by each reporting person 776,858
10.	Check if the aggregate amount in Row (9) excludes certain shares
11.	Percent of class represented by amount in Row (9) 6.24%
12.	Type of reporting person oo

CUSIP No. 636375206

1.	Names of reporting person I.R.S. Identification Nos. of above person RMB Capital Management, LLC 59-3792751
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Delaware Limited Liability Company
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 776,858
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 776,858
9.	Aggregate amount beneficially owned by each reporting person 776,858
10.	Check if the aggregate amount in Row (9) excludes certain shares
11.	Percent of class represented by amount in Row (9) 6.24%
12.	Type of reporting person IA

CUSIP No. 636375206

1.	Names of reporting person I.R.S. Identification Nos. of above person Iron Road Capital Partners, LLC 20-4493541
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Delaware Limited Liability Company
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: None
	6.	Shared voting power: 76,310
	7.	Sole dispositive power: None
	8.	Shared dispositive power: 76,310
9.	Aggregate amount beneficially owned by each reporting person 76,310
10.	Check if the aggregate amount in Row (9) excludes certain shares
11.	Percent of class represented by amount in Row (9) 0.61%
12.	Type of reporting person OO

CUSIP No. 636375206

1.	Names of reporting person I.R.S. Identification Nos. of above person RMB Mendon Managers, LLC 46-5170846
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Delaware Limited Liability Company
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: None
	6.	Shared voting power: 700,548
	7.	Sole dispositive power: None
	8.	Shared dispositive power: 700,548
9.	Aggregate amount beneficially owned by each reporting person 700,548
10.	Check if the aggregate amount in Row (9) excludes certain shares
11.	Percent of class represented by amount in Row (9) 5.63%
12.	Type of reporting person oo

Item 1. (a)	Issuer: National Holdings Corporation

Address:

410 Park Avenue, 14th Floor

New York, NY 10022

Item 2. (a)	Name of Person Filing:

(i)	RMB Capital Holdings, LLC

(ii)	RMB Capital Management, LLC

(iii)	Iron Road Capital Partners, LLC

(iv)	RMB Mendon Managers, LLC

(b)	Address of Principal Business Offices:

115 S. LaSalle Street

34th Floor

Chicago, IL 60603

(c)	Citizenship:

Please refer to Item 4 on each cover sheet for each Reporting Person

(d)	Title of Class of Securities

Common Stock

(e)	CUSIP Number: 636375206

Item 3.	If this statement is filed pursuant to rule 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78c).

(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐ Insurance company as defined in section 3(a)19) of the Act (15 U.S.C. 78c).

(d)	☐ Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☒ An investment adviser in accordance with 240.13d-1(b)1)(ii)(E).

(f)	☐ An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

(g)	☐ A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G)

(h)	☐ A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j)	☐ Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership

Please see Items 5 - 9 and 11 on each cover sheet for each Reporting Person

Item 5.	Ownership of Five Percent or Less of a Class

Not Applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not Applicable

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 1, 2016

RMB Capital Holdings, LLC

	By:	/s/ Walter Clark
	Name:	Walter Clark
	Title:	Manager

RMB Capital Management, LLC

By:	RMB Capital Holdings, LLC
	Its:	Manager

	By:	/s/ Walter Clark
	Name:	Walter Clark
	Title:	Manager

Iron Road Capital Partners, LLC

By:	RMB Capital Management, LLC
Its:	Manager

By:	RMB Capital Holdings, LLC
	Its:	Manager

	By:	/s/ Walter Clark
	Name:	Walter Clark
	Title:	Manager

By:	RMB Mendon Managers, LLC
	By:	RMB Capital Management, LLC
Its:	Manager

By:	RMB Capital Holdings, LLC
	Its:	Manager

	By:	/s/ Walter Clark
	Name:	Walter Clark
	Title:	Manager

JOINT FILING AGREEMENT

RMB Capital Holdings, LLC, a Delaware Limited Liability Company, RMB Capital Management, LLC (an investment adviser registered under the Investment Advisers Act of 1940); RMB Mendon Managers, LLC, a Delaware Limited Liability Company; and Iron Road Capital Partners, LLC, a Delaware Limited Liability Company, hereby agree to file jointly the statement on this Schedule 13G to which this Agreement is attached, and any amendments thereto which may be deemed necessary.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of information concerning the other party unless such party knows or has reason to believe that such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule 13G, and any amendments thereto, filed on behalf of each of the parties hereto.

Date: February 1, 2016

RMB Capital Holdings, LLC

	By:	/s/ Walter Clark
	Name:	Walter Clark
	Title:	Manager

RMB Capital Management, LLC

By:	RMB Capital Holdings, LLC
	Its:	Manager

	By:	/s/ Walter Clark
	Name:	Walter Clark
	Title:	Manager

Iron Road Capital Partners, LLC

By:	RMB Capital Management, LLC
Its:	Manager

By:	RMB Capital Holdings, LLC
	Its:	Manager

	By:	/s/ Walter Clark
	Name:	Walter Clark
	Title:	Manager

By:	RMB Mendon Managers, LLC

	By:	RMB Capital Management, LLC
Its:	Manager

By:	RMB Capital Holdings, LLC
	Its:	Manager

	By:	/s/ Walter Clark
	Name:	Walter Clark
	Title:	Manager